NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  October 23, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Completes Stock Repurchase Program;

PDC Board Approves Second Repurchase Program

Bridgeport West Virginia...Petroleum Development Corporation (NASDAQ GSM: PETD) today announced that it has completed the purchase, on the open market and through a private transaction, a total of 1,627,500 shares of the Company's common stock at an average price of $40.75 for a total purchase price of $66.3 million.

These shares have been purchased and will be retired in conjunction with the stock repurchase program which was approved by the Board of Directors earlier this year.

In addition, the Board of Directors of Petroleum Development Corporation on October 16, 2006 approved a second repurchase program to purchase up to 10% (1,477,109) shares of the Company's outstanding stock over the next 18 months.

Thomas E. Riley, President of Petroleum Development Corporation stated, "Completing this stock purchase will be reflected in our third and fourth quarter results.  We believe the combination of the repurchase and our very strong cash flow will continue to yield excellent results for our stockholders."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597